EXHIBIT 21.1

List of Subsidiaries

Marizyme Sciences, Inc., a Florida corporation

Somaceutica, Inc., a Florida corporation

Somahlution, Inc., a Delaware corporation

My Health Logic Inc., a corporation incorporated pursuant to the laws of the Province of Alberta, Canada